EXHIBIT 99.1

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                              FOR IMMEDIATE RELEASE
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                             For Information Contact:

For USA Networks, Inc.                              For SportsLine.com, Inc.
Adrienne Becker, Corporate Communications           (954) 351-2120
(212) 314 7254                                      Larry Wahl - ext. 7225
Roger Clark, Investor Relations                     Kathy Bradley - ext. 7519
(212) 314-7400                                      Alex Reithmiller - ext. 7535

                USA Networks Inc. and SportsLine.com, Inc. Enter
                        Multi-Year E-Commerce Partnership

               USA's Electronic Commerce Solutions Named Exclusive
                  Operator of CBS SportsLine.com's Online Store

                SportsLine.com Acquires Certain Assets of MVP.com

NEW YORK and FORT LAUDERDALE (January 29, 2001) - USA Networks, Inc. (NASDAQ:
USAI) and SportsLine.com, Inc. (NASDAQ: SPLN), the leading global Internet sports media company and publisher of CBS SportsLine.com (cbs.sportsline.com), today announced a multi-year e-commerce partnership under which USA's Electronic Commerce Solutions (ECS) was named the exclusive operator of CBS SportsLine.com's online store, Shop SportsLine. Separately, SportsLine.com announced that it acquired certain assets of MVP.com, Inc., which will also be included in the e-commerce partnership with ECS.

As part of the agreement, ECS will build and service CBS SportsLine.com's entire retail infrastructure, planning to re-launch the Shop SportsLine Store by Spring 2001. To support the merchandising efforts of Shop SportsLine, ECS and SportsLine.com together will create and implement cross-promotion and database marketing plans focused on driving transactional revenue to the store. These targeted marketing plans will promote the store throughout USA Networks' media properties, including cable leaders such as USA Network and SCI FI Channel, and the Company's unparalleled group of Internet assets including Ticketmaster.com, Citysearch.com, Match.com, hoteldiscount.com and SCIFI.COM among others.

Styleclick (NASDAQ: IBUY), also a USAi company, will design, build and host the Shop SportsLine store and will work with ECS to implement technology platforms that enable reliable e-commerce and online merchandising functionality. Styleclick serves as the e-commerce enabler for ECS' third party initiatives, also powering the forthcoming NASCAR online store.

"ECS is a unique business with capabilities ranging from cross-media planning and sales to commerce services and infrastructure management to Internet technologies proven to close transactions. USA Networks combines the best third-party resources for any client interested in tapping our assets and expertise in areas that can help them grow revenues faster and more reliably through our partnership," said Lisa Brown, President and CEO, ECS. "As the premier Internet sports media company, SportsLine.com is an excellent partner to capitalize on so many of the skills we offer and we are truly pleased to enter into this relationship with them. SportsLine.com is a perfect complement to our sports strategy and we look forward to servicing and growing their customer base."

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

USA Networks Inc. and SportsLine.com, Inc. Enter Multi-Year E-Commerce
Partnership

"Consistent with our operating strategy, our overriding goal in developing a new e-commerce partnership was to continue leveraging our huge audience to ensure high margin, low risk sponsorship revenue to SportsLine.com," said Michael Levy, founder and CEO of SportsLine.com, Inc. "USA Networks enables us to accomplish that goal, while providing SportsLine.com access to a powerful group of promotional assets, such as Ticketmaster.com which sells millions of dollars worth of tickets to sporting events annually. Additionally, we feel strongly that the MVP.com brands and the customer relationships it developed will enhance our strategic alliance with ECS."

With regard to the MVP.com transaction, SportsLine.com announced that it has acquired the domain names, trademarks and certain other assets associated with the Web sites mvp.com, PlanetOutdoors.com, igogolf.com, tennisdirect.com and golfclubtrader.com. These sites are expected to remain open for business while operations are being transferred to ECS.

About SportsLine.com, Inc.

SportsLine.com, Inc. (NASDAQ:SPLN) is at the leading edge of media companies providing Internet sports content, community and e-commerce on a global basis. SportsLine.com, Inc.'s content includes more than one million pages of multimedia sports information, entertainment and merchandise. The Company's flagship Internet sports service (http://cbs.sportsline.com) was renamed CBS SportsLine.com as part of an exclusive promotional and content agreement with CBS in March 1997. SportsLine.com, Inc. has strategic relationships with the NFL, Major League Baseball, the NBA and the PGA TOUR and serves as the primary sports content provider for America Online and Netscape. In 1999, the Company commenced operations in Europe through its subsidiary, Sports.com Limited.

About USA's Electronic Commerce Solutions

Tapping into more than twenty years of experience in electronic retailing, USA Electronic Commerce Solutions serves as an entry point to the diverse entertainment, information and direct selling capabilities within USA Networks, Inc. (NASDAQ: USAI). ECS is a division of USA Information and Services, which also includes Ticketmaster, Ticketmaster Online-Citysearch (NASDAQ: TMCS), Hotel Reservations Network (NASDAQ: ROOM), Styleclick, Inc. (NASDAQ: IBUY) and Precision Response Corporation. ECS packages integrated suites of scalable solutions for third parties by delivering the context, distribution verticals, merchandising, database marketing, teleservicing, online customer care, and a uniquely qualified understanding of customers' needs in the age of new convergence. Since inception, ECS has announced similar partnerships with the NBA, the NFL and Turner Sports. More at www.usanetworks.com.

Note: This press release contains forward-looking statements, which involve risks and uncertainties. SportsLine.com's actual results could differ materially from those anticipated in these forward-looking statements. Factors that might cause or contribute to such differences include, among others, competitive pressures, the growth rate of the Internet, constantly changing technology and market acceptance of the company's products and services. Investors are also directed to consider the other risks and uncertainties discussed in SportsLine.com's Securities and Exchange Commission filings, including those discussed under the caption "Risk Factors That May Affect Future Results" in SportsLine.com's latest Annual Report on Form 10-K. SportsLine.com undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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